AMENDMENT NO. 2
                                     TO THE
                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                  AMENDMENT NO. 2, dated as of July 30, 1996 ("Amendment
No. 2") to the Amended and Restated Agreement and Plan of Merger, dated as of April 15, 1996 (the "Agreement" and, as amended by Amendment No. 1 dated as of May 6, 1996 and Amendment No. 2, the "Amended Agreement"), by and among SFX BROADCASTING, INC., a Delaware corporation ("SFX"), SFX MERGER COMPANY, a Delaware corporation and a direct wholly-owned subsidiary of SFX ("Acquisition Sub"), and MULTI-MARKET RADIO, INC., a Delaware corporation ("MMR").

                               W I T N E SS E T H:

                  WHEREAS, Acquisition Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), intends to merge with and into MMR (the "Merger");

                  WHEREAS, the Board of Directors of MMR (a) has determined that it is in the best interests of MMR and its stockholders to amend the Agreement and has approved and adopted this Amendment No. 2 and (b) has recommended the approval and adoption of the Amended Agreement and the approval of the Merger by, and directed that the Amended Agreement and the Merger be submitted to a vote of, the stockholders of MMR;

                  WHEREAS, the Board of Directors of SFX (a) has determined that it is in the best interests of SFX and its stockholders to amend the Agreement and has approved and adopted this Amendment No. 2 and (b) has recommended the approval and adoption of the Amended Agreement and the approval of the Merger by, and directed that the Amended Agreement and the Merger be submitted to a vote of, the stockholders of SFX;

                  WHEREAS, the Board of Directors of Acquisition Sub has determined that it is in the best interests of Acquisition Sub and its stockholder, to amend the Agreement and has approved and adopted the Amended Agreement; and

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SFX, Acquisition Sub and MMR hereby agree as follows:

                             ARTICLE I -- AMENDMENTS

                   SECTION 1.01. EXCHANGE RATIO. Section 2.01(b) of the Agreement is hereby amended to read, in its entirety, as follows:

                  "(b) For purposes of this Agreement, subject to adjustments required by Section 6.16, "Exchange Ratio" shall mean the number of shares of SFX Class A Common Stock or SFX Class B Common Stock, as the case may be, equal to the quotient obtained by dividing $12.00 by the average of the Reported Price (as defined hereafter) for the twenty (20) consecutive trading days ending on the fifth trading day prior to the Effective Time (such average Reported Price being the "SFX Class A Common Stock Price") (the fifth trading day prior to the Effective Time being referred to as the "Determination Date"), on the primary exchange on which the SFX Class A Common Stock is traded, including the Nasdaq National Market; provided, however, that (1) in the event that the SFX Class A Common Stock Price exceeds $42.00 but is equal to or less than $44.00, then the Exchange Ratio shall be the quotient obtained by dividing (i) the sum of (A) $12.00, plus (B) the product of (I) twenty-five percent (25%), multiplied by (II) the difference between the SFX Class A Common Stock Price and $42.00 by (ii) the SFX Class A Common Stock Price; (2) in the event that the SFX Class A Common Stock Price exceeds $44.00, then the Exchange Ratio shall be the quotient obtained by dividing (i) the sum of (A) $12.50, plus (B) the product of (I) thirty percent (30%), multiplied by (II) the difference between the SFX Class A Common Stock Price and $44.00 by
         (ii) the SFX Class A Common Stock Price; or (3) in the event that the SFX Class A Common Stock Price is less than $32.00 then the Exchange Ratio shall be .3750. All arithmetic calculations pursuant to this paragraph shall be made through the fourth decimal place (i.e., to the closest ten-thousandth). For purposes of this Agreement, "Reported Price" shall mean, with respect to each trading day, the average of the last reported bid and asked prices of the SFX Class A Common Stock on such trading day."

                   SECTION 1.02. WARRANTS. Section 2.05(a) of the Agreement is hereby amended by deleting the word "whole" in the second sentence thereof and adding the following sentence at the end of the Section 2.05(a):

                           "Notwithstanding anything to the contrary, nothing
                  herein shall prohibit SFX from issuing fractional shares of SFX Class A Common Stock upon the exercise of any Warrant."

                   SECTION 1.03. MINIMUM PER SHARE. Section 6.16 of the Agreement is hereby amended to read, in its entirety, as follows:

                  SECTION 6.16.  WARRANTS; MAKE WHOLE ADJUSTMENT.

                           "(a) Subject to applicable laws, MMR shall, at the
                  request of SFX, use all commercially reasonable efforts to
                  (a) commence an offer to exchange MMR Class A Common Stock for all outstanding Class B Warrants, which offer shall not be greater than 0.2 (two-tenths) shares of MMR Class A Common Stock for each such Class B Warrant and (b) cooperate with SFX in connection with the solicitation of the purchase of all of the outstanding Unit Purchase Options and IPO Warrants. Any documents prepared by MMR to effectuate such offer to exchange and solicitations shall be in form and substance reasonably satisfactory to SFX and its counsel.

                  In the event that MMR is unsuccessful in obtaining the exchange of at least 50% of the outstanding Class B Warrants at the ratio set forth above on or prior to the Determination Date, the Exchange Ratio set forth in Section 2.01(b) above shall be adjusted downward to the extent necessary to reduce the total dollar value of the SFX Class A Common Stock and SFX Class B Common Stock that would have otherwise been received by MMR security holders on the Effective Date (in each case calculated with reference to the SFX Class A Common Stock Price) by a dollar amount equal to the product of $2.50 times the number of Class B Warrants outstanding immediately after such exchange in excess of such 50% number. In calculating the total value of SFX Class A Common Stock and SFX Class B Common Stock received by MMR security holders, each share of SFX Class B Common Stock shall be deemed to have the same value as a share of SFX Class A Common Stock.

                  (b) In the event that SFX delivers the Make Whole Notice (as defined in and subject to the conditions of Section 8.01(l)) to MMR and does not deliver a Make Whole Rescission Notice (as defined in Section 8.01(l)), the Exchange Ratio (x) shall be determined pursuant to Section 2.01(b) if the SFX Class A Common Stock Price equals or exceeds $27.33 and (y) if the SFX Class A Common Stock Price is less than $27.33, shall be increased such that, on the Determination Date, the product of the (a) Exchange Ratio as so adjusted, multiplied by
         (b) SFX Class A Common Stock Price shall be an amount equal to $10.25 (such amount being referred to as the "Minimum Per Share Amount")."

                   SECTION 1.04. ADVANCE. The Agreement is hereby amended to add the following at the end of Section 6.17:


                  "If requested by MMR, SFX shall negotiate in good faith to enter into an agreement to advance up to $18 million to MMR to enable MMR to acquire WKSS-FM, Hartford, Connecticut and up to $5 million to MMR for working capital and other general operating purposes."

                   SECTION 1.05. CONSULTING ARRANGEMENT. The Agreement is hereby amended to add a new SECTION 6.20 which shall read, in its entirety, as follows:

                   "SECTION 6.20. CONSULTING ARRANGEMENT. Commencing July 30, 1996 and continuing until the earlier of (x) the termination of this Agreement and (y) the Effective Time, MMR will make available to SFX the services of Michael G. Ferrel, the President and Chief Executive Officer of MMR, on a consulting basis to the extent that such services do not conflict with Mr. Ferrel's obligations to MMR. Neither Mr. Ferrel nor MMR shall receive any compensation for such services."

                  SECTION 1.06. TERMINATION. The first sentence of Section 8.01(l)(A) of the Agreement is hereby amended by substituting "$27.33" for "$28.52" in the two (2) places in which such figure appears in such sentence.

                  ARTICLE II -- GENERAL PROVISIONS

                  SECTION 2.01. CERTAIN DEFINITIONS. Capitalized terms used in this Amendment No. 2 but not defined herein shall have the meanings set forth in the Agreement.

                  SECTION 2.02. SEVERABILITY. If any term or other provision of this Amendment No. 2 is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Amendment No. 2 and the Amended Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify the Amended Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                  SECTION 2.03. GOVERNING LAW. EXCEPT TO THE EXTENT THAT DELAWARE LAW IS MANDATORILY APPLICABLE TO THE MERGER AND THE RIGHTS OF THE STOCKHOLDERS OF MMR AND ACQUISITION SUB, THIS AMENDMENT NO. 2 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAW THEREOF. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AMENDMENT NO. 2 SHALL BE HEARD AND DETERMINED IN ANY COURT SITTING IN THE CITY OF NEW YORK, STATE OF NEW YORK.

                  SECTION 2.04. NO OTHER CHANGE/HEADINGS. All other terms and conditions of the Agreement shall remain unchanged. The descriptive headings contained in this Amendment No. 2 are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment No. 2.

                  SECTION 2.05. COUNTERPARTS. This Amendment No. 2 may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, SFX, Acquisition Sub and MMR have caused this Amendment No. 2 to be executed as of the date first written above by their respective officers thereunto duly authorized.

                             SFX BROADCASTING, INC.


                             By \s\ Robert F.X. Sillerman
                                ----------------------------------------------
                                Robert F.X. Sillerman, Chief Executive Officer

                             SFX MERGER COMPANY


                             By \s\ Robert F.X. Sillerman
                                ----------------------------------------------
                                Robert F.X. Sillerman, President

                             MULTI-MARKET RADIO, INC.


                             By \s\ Michael G. Ferrel
                                ----------------------------------------------
                                Michael G. Ferrel, Chief Executive Officer